UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	April 8, 2008
PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-3922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, P.O. Box 638, Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 8, 2008, Patrick Industries, Inc., an Indiana corporation (the “Company”), entered into a First Amendment (the “Amendment”) to the Standby Purchase Agreement, dated March 10, 2008 (the “2008 Standby Purchase Agreement’) with Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively “Tontine”) to, among other things, allow the Company to increase the size of the proposed rights offering to approximately 1,850,000 shares of common stock to its shareholders. Under the proposed rights offering (as increased in size by the Company), shareholders will receive one right to purchase 0.258954 of a share of common stock for each share of common stock held as of a to-be-determined record date at a purchase price of $7.00 per share, or an aggregate purchase price of $12,950,000. The proposed rights offering replaces the previously announced rights offering approved by the Company’s shareholders in November 2007.

Pursuant to the 2008 Standby Purchase Agreement, as amended, Tontine has agreed to purchase (i) its pro rata portion of the shares offered in the rights offering, and (ii) those shares that are unsubscribed for by other shareholders at the close of the rights offering, in each case at the same purchase price of $7.00 per share. The Company will use the net proceeds from the rights offering to (i) prepay the $7.1 million remaining principal balance currently outstanding on the $13,975,000 in original principal under the Company’s 9.5% Senior Subordinated Promissory Notes payable to Tontine, (ii) pay related accrued interest, and (iii) reduce borrowings under its senior secured credit facility. The Company will seek shareholder approval for the proposed rights offering and the 2008 Standby Purchase Agreement, as amended, at its annual meeting, currently scheduled to be held on May 14, 2008.

The foregoing description of the Amendment is qualified in its entirety by the actual agreement, which is attached to this Form 8-K as Exhibit 10.1. The foregoing description of the proposed rights offering is neither an offer to purchase nor a solicitation of an offer to sell any securities.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit 10.1 First Amendment to the Standby Purchase Agreement, dated April 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

DATE April 8, 2008	BY	/s/ Andy L. Nemeth
Andy L. Nemeth
Executive Vice President – Finance,
Secretary-Treasurer, and Chief Financial Officer